Exhibit 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
The Bramwell Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A of The Bramwell Funds, Inc. of our report dated July 17, 1998, on our audit of the financial statements and financial highlights of The Bramwell Growth Fund, which constitutes The Bramwell Funds, Inc., which report is included in the Annual Report for the year ended June 30, 1998 which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "EXPERTS" in the Statement of Additional Information and under the caption "Financial Highlights" in the Prospectus.

                                    \s\  PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
October 28, 1998